TRICO MARINE SERVICES, INC.

Press Release

For immediate release                        Victor M. Perez
                                             Tom Green
                                             713-780-9926
                                             ir@tricomarine.com

   TRICO MARINE ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

     Houston, TX. February 19, 1998 - Trico Marine Services, Inc., ("Trico") (NASDAQ:TMAR) today announced that its Board of Directors adopted a Stockholder Rights Plan
     (the   "Plan").   Under  the  Plan,  Preference   Stock
     Purchase Rights (the "Rights") will be distributed as a dividend at the rate of one Right for each share of Trico common stock held as of record as of the close of business on March 6, 1998.

     Thomas   E.  Fairley,  president  and  chief  executive
     officer of Trico, stated: "The Plan is designed to deter coercive or unfair takeover tactics that could prevent Trico's stockholders from participating fully in the existing value of Trico and in the creation of additional stockholder value through our long-term growth strategy, especially given the recent volatility of the U.S. equity markets and the energy services sector in particular. This Plan provides the Board with more flexibility to maximize long-term stockholder value and is an important tool the Board may use to protect Trico's stockholders from hostile actions by potential acquirers that the Board determines are not in the best interest of Trico and its stockholders. In the event of a legitimate offer to acquire Trico, the Plan will ensure that the Board will have the ability to negotiate a full and fair offer for all of our stockholders. Moreover, we believe the Plan will significantly enhance the ability of the Board to extract a higher premium from a potential acquirer." Mr. Fairley added that the Rights are not being distributed in response to any specific effort to acquire control of Trico, and that the Board is not aware of any such effort.

     Each Right will entitle holders of Trico common stock to buy a fraction of a share of a new series of Trico's preferred stock at an exercise price of $105.00. The Rights will become exercisable and detach from the common stock, only if a person or group, with certain exceptions, acquires 15% or more of the outstanding Trico common stock, or announces a tender or exchange offer that, if consummated would result in a person or group beneficially owning 15% or more of Trico's outstanding common stock. Once exercisable, each Right will entitle the holder (other than the acquiring person) to acquire Trico common stock with a value of twice the exercise price of the Rights. Trico will generally be able to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable. Details of the Plan are outlined in materials that will e mailed to all Trico stockholders.

     Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Brazil. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.